                                                                      EXHIBIT 11


                       Computer Network Technology, Inc.
      Statement Re: Computation of Net Income Per Basic and Diluted Share
                     (In thousands, except per share data)


                                                                                     Weighed Average         Per Share
                                                                   Net Income       Shares Outstanding          Amount
                                                                   ----------       ------------------          ------
Three Months ended September 30, 1999:

                    Basic                                             2,749             23,441                   0.12

                    Dilutive effect of Employee
                    Stock purchase awards and options (1)                 -              2,266                   (.01)
                                                                   ==================================================
                    Diluted                                           2,749             25,707                   0.11
                                                                   ==================================================

Three Months ended September 30, 1998:

                   Basic                                              1,799             22,110                   0.08

                   Dilutive effect of Employee
                   Stock purchase awards and options (1)                  -                444                      -

                                                                  ===================================================
                   Diluted                                            1,799             22,554                   0.08
                                                                  ===================================================

Nine Months ended September 30, 1999:

                   Basic                                              7,232             22,998                   0.31

                   Dilutive effect of Employee
                   Stock purchase awards and options (1)                  -              2,554                   (.03)
                                                                  ===================================================

                   Diluted                                            7,232             25,552                   0.28
                                                                  ===================================================
Nine Months ended September 30, 1998:

                   Basic                                              3,038             22,090                   0.14

                   Dilutive effect of Employee
                   Stock purchase awards and options (1)                  -                231                      -
                                                                  ===================================================
                   Diluted                                            3,038             22,321                   0.14
                                                                  ===================================================

(1) For the three and nine months ended September 30, 1999 and 1998, potential dilutive securities primarily consisting of outstanding stock options and shares issuable under the employee stock purchase plan are included in the computation of net income per diluted share using the treasury stock method.